Exhibit 10.19

Equity Acquisition Framework Agreement

(English Translation, for reference only)

This Equity Acquisition Framework Agreement (this “Agreement”) is entered into by and among the following Parties on August 10, 2020 (the “Execution Date”）in Beijing：

Purchaser:

Scienjoy Holding Corporation（“SHC”）, a limited liability company established in the British Virgin Islands and has been listed on NASDAQ (shares trading code: SJ).

Target Companies:

Sciscape International Limited (遠景蔚來國際有限公司) (“Sciscape”) is a limited liability company established in Hong Kong, China.

Tianjin Guangju Dingfei Technology Co., Ltd. (天津光聚鼎沸科技有限公司) (“Guangju Dingfei”), a limited liability company established in China, which is an affiliate of Sciscape.

Shareholders of Target Companies:

Cosmic Soar Limited (宇翔有限公司) (“Cosmic”), a limited liability company established in the British Virgin Islands, which is the sole shareholder of Sciscape.

Tianjin Guangju Dingsheng Technology Co., Ltd.(天津光聚鼎晟科技有限公司) (“Guangju Dingsheng”), a limited liability company established in China, which is the sole shareholder of Guangju Dingfei.

WHEREAS:

1.	Target Companies are mainly engaged in the business of internet live video service (“Main Business”);

2.	The Purchaser intends to acquire all the shares of the Target Companies from the Shareholders of Target Companies.

NOW, THEREFORE, all Parties have signed this Agreement through friendly negotiation and make agreements with respect to the following terms and conditions on the matters of the transaction.

Article 1 Definitions

The terms have the following meanings unless otherwise expressed in this Agreement:

The Purchaser	means	SHC (including its affiliate, as applicable).

Target Companies	means	Sciscape and/or Guangju Dingfe.

The Shareholders of Target Companies	means	the shareholders holding all the shares and equity interest of the Target Companies as of the Execution Date, including Cosmic and Guangju Dingsheng.

Group Companies	means	The Target Companies and their subsidiaries, branches or other enterprises actually controlled by the Target Companies as of the Closing Date, including Guangju Dingfei’s wholly-owned subsidiary Changxiang Infinite Technology (Beijing) Co., Ltd.（畅享无限科技（北京）有限公司）.

Transaction	means	The Purchaser’s acquirement of all the shares and equity interest of the Target Companies from the Shareholders of Target Companies in accordance with this Agreement and any other matters contemplated thereto.

Consideration	means	In relation to the Transaction, all the considerations to be paid or delivered by the Purchaser to the Shareholders of Target Companies, including the Cash Consideration and Share Consideration.

Cash Consideration	means	The funds in an amount of up to RMB[50] million to be paid by the Purchaser (or its designated affiliate) to Guangju Dingsheng, viz. Guangju Dingfei’s sole shareholder according to this Agreement, as part of the Consideration.

Shares Consideration	means

certain number of ordinary shares to be issued by SHC to Cosmic (the sole shareholder of Sciscape) according to this Agreement, as part of the Consideration, which is equivalent to RMB250 million, up to such share number calculated as below:

RMB250 million divided by the average stock price of SHC during the fifteen (15) trading days precedent to the Closing Date.

The exchange rate will be the RMB rate released by the Federal Reserve on the Closing Date.

Target Shares	means	all of the shares and equity interest of the Target Companies to be acquired by Purchaser from the Shareholders of Target Companies.

Parties	means	the Purchaser, the Target Companies and the Shareholders of Target Companies.

Closing Date	means	such date when the Shareholders of Target Companies have transferred all of the Target Shares to Purchaser in accordance with this Agreement and complete all relevant registration and filing procedures, as well as the Purchaser’s completion of the payment and delivery of the Consideration in accordance with this Agreement.

Transaction Documents	means	all agreements and documents in connection with the Transaction, including this Agreement.

Employment Agreement	means	the employment agreements signed by the key management personnel of the Group Companies as required by the Purchaser, as well as the customary confidentiality, non-competition and intellectual property transfer agreements.

Transition Period	means	the term commencing from the Execution Date to the Closing Date.

China	means	People’s Republic of China (PRC).

Hong Kong	means	Hong Kong Special Administrative Region of the People’s Republic of China.

Article 2 Transaction

2.1	The Purchaser will acquire all of the Target Shares from respective Shareholders of Target Companies under the terms and conditions of this Agreement, such that the Purchaser will actual control the Target Companies, as follows.

2.1.1	Scienjoy Inc. (“Scienjoy”), a limited liability company established in the Cayman Islands, which is a subsidiary of SHC, as designated by SHC to enter into a Share Transfer Agreement (including Instrument of Transfer ) with Cosmic, pursuant to which Scienjoy will purchase all of the shares held by Cosmic in Sciscape and Sciscape will update its register of members accordingly;

2.1.2	Zhihui Qiyuan (Beijing) Technology Co., Ltd. (智汇启源（北京）科技有限公司) (“Zhihui Qiyuan”), a limited liability company established in China, which is an affiliate actually controlled by SHC, as designated by SHC to enter into an Equity Interest Transfer Agreement with Guangju Dingsheng, pursuant to which Zhihui Qiyuan will purchase all of the equity interest held by Guangju Dingsheng in Guangju Dingfei at a purchase price equal to the Cash Consideration, subject to any applicable provisions of this Agreement (including Article 10.4.2).

2.2	The Parties acknowledge and agree that, after the signing of this Agreement and the above-mentioned documents relating to the transfer of the Target Shares, all the Target Shares shall have been assigned to the Purchaser (or such subsidiaries and affiliates as designated by Purchaser) and the Purchaser, as the actual shareholder of the Target Companies, shall has the right to maintain or adjust the management of the Group Companies as necessary, so that the Purchaser will actually control the Target Companies in all respects.

2.3	From the Execution Date until the date that all Target Shares have been registered under name of Purchaser (or such subsidiaries and affiliates as designated by Purchaser), the Shareholders of Target Company shall not, directly or indirectly, transfer, pledge or otherwise dispose of the Target Shares to any other parties, or in any way dispose of the significant assets of the Target Companies without the written consent of the Purchaser.

2.4	In order to motivate the management team of the Target Companies to promote continuous value to the Target Company after the Closing Date, the Parties agree that the Share Consideration shall be allotted and issued in installments as follows:

2.4.1	[70%] of the Share Consideration shall be issued at the Closing Date in accordance with article 4.1.1; and

2.4.2	thereafter, subject to any applicable provisions of the Agreement, so long as the core members of Group Company’s management have complied with the Employment Agreement (including but not limited to the undertaking under Article 3.9 of this Agreement with respect to at least a 3-year service period), without significant changes (including that the CEO of the Target Companies does not terminate service), and after the Target Companies have achieved the following performance regarding the revenues (“Target Revenues”) each year (“Performance Year”), SHC will issue 10% of Share Consideration to Cosmic for such Performance Year:

(1)	Target Companies’ total annual revenue is no less than RMB336.6 million in Year 2020;

(2)	Target Companies’ total annual revenue is no less than RMB460.6 million in Year 2021;

(3)	Target Companies’ total annual revenue is no less than RMB580.9 million in Year 2022.

SHC will issue such Share Consideration to Cosmic within ten (10) business days following the Purchaser’s final confirmation with the revenues of Target Companies, provided however that, if the total annual revenue of a Performance Year does not reach the Target Revenue in such year, but is more than 80% (including 80%), then SHC will adjust the number of Shares Consideration issuable for such Performance Year based on the revenue actually achieved by the Target Companies, as follows:

the number of shares issuable = (the actual total annual revenue in the Performance Year / the Target Revenue of such Performance Year ) × (10% of the total Shares Consideration)

For the avoidance of doubt, if the Target Companies fail to achieve 80% of the Target Revenue in a Performance Year, SHC will not be obligated to issue any Share Consideration to Cosmic in such Performance Year.

Article 3 Closing Precedence to Transaction

The completion of Transaction shall be conditioned upon the followings:

3.1	Purchaser has obtained all of its internal consent and approval with respect to the Transaction, including but not limited to the approval from Purchaser’s board of directors, and has completed all formalities in relevant governmental authorities and agencies, including but not limited to filings, announcements, notices and any other procedures to be made in the U.S. Securities and Exchange Commission (“SEC”) and NASDAQ.

3.2	Target Companies has obtained all of their internal consent and approval with respect to the Transaction, including but not limited to the approval from the Target Companies board of directors and shareholders, and has completed all procedures and formalities in relation to the transfer of the Target Shares. There is no other requisite approval or precedent procedures from any third parties, including but not limited to governmental authorities and agencies.

3.3	The Purchaser has completed its due diligence on the Group Companies, of which results are satisfactory to the Purchaser.

3.4	All Parties have signed this Agreement and other Transaction Documents, including but not limited to such documents relating to the transfer of the Target Shares as set forth in Article 2.1.

3.5	The representations, warranties and undertakings made by the Target Companies and the Shareholders of Target Companies under This Agreement are true, correct and complete, and shall be in full force and effect as of the Closing Date.

3.6	Each of the Group Companies is duly incorporated and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment, and there is no material adverse effect against its business operations or effectiveness of its qualifications and permits, and there is no material adverse effect which will cause failure to this Transaction.

3.7	During the Transition Period, there is no material adverse changes against Group Companies’ business or financial status. The Group Companies do not establish or create any encumbrance on any of their assets or properties, nor directly or indirectly dispose of its substantial assets by any means. There is no material indebtedness or labilities incurred by the Group Companies.

3.8	During the Transition Period, the Shareholders of Target Companies shall not transfer the Target Shares to a third party other than the Purchaser, or impose a pledge (or mortgage) on them.

3.9	As required by the Purchaser, the management team of the Target Companies shall keep stable. The members of senior management of the Target Companies shall have entered into an employment contract in the form and substance to the satisfaction of the Purchaser, with a term no less than three (3) years, as well as other customary confidentiality, non-competition and non-solicitation and intellectual property transfer agreements.

3.10	Other closing conditions and deliveries relating to the Transactions as reasonably required by the Purchaser, including but not limited to:

3.10.1	certified true copy of updated register of members of Sciscape, evidencing that Scienjoy Inc. has become the sole shareholder of Sciscape ;

3.10.2	The documents evidencing that Guangju Dingfei has completed all the formalities in the local market supervision and management department with respect to transfer of equity interest from Guangju Dingsheng to Zhihui Qiyuan, including Guangju Dingfei’s updated business license and its articles of association.

3.11	The Shareholders of Target Companies and the Target Companies shall have handed over all of the bank accounts of the Group Companies to Purchaser and completed related procedures as required by the Purchaser, including but not limited to, change of the account authorized person, or delivery of the payment tools (including tokens or similar electronic device) and password or code, and any other items as applicable.

The Purchaser shall have its sole discretion to waive or prolong the execution of the conditions precedent in writing.

Article 4 Payment and Delivery of Consideration

4.1	The Consideration to be paid or delivered by the Purchaser under this Agreement equals to RMB300 million, including Cash Consideration and Share Consideration (SHC’s equivalent shares), as follows:

4.1.1	Within fifteen (15) business days following the completion of all the conditions precedent as provided in Article 3, SHC shall issue 70% of Share Consideration to Cosmic. The remaining Share Consideration shall be issued and allotted in accordance with Article 2.4 above.

4.1.2	Within fifteen (15) business days following completion of all the conditions precedent as provided in Article 3 and subject to other applicable provisions of this Agreement (including Article 10.4.2), Zhihui Qiyuan shall pay all of the corresponding Cash Consideration to Guangju Dingsheng.

4.2	Without prior consent from the Purchaser, Cosmic shall not directly or indirectly transfer, sell, pledge or otherwise dispose of the Share Consideration to any other party within twelve (12) months following the issuance date of such part of Share Consideration, and for purpose of this provision, Cosmic and SHC shall enter into a separate agreement (such as a lock-up agreement) on the issuance date of the Share Consideration.

4.3	Each Party shall bear its own taxes and fees in relation to the Transaction, and the Purchaser shall have the right to withhold the corresponding taxes and fees on the Consideration paid or delivered to by the Shareholders of Target Companies under this Agreement in accordance with applicable law or as required by the relevant tax authorities. The Shareholders of Target Companies shall indemnify and hold harmless for the Purchaser against any damage or loses arising from tax liability of the Shareholders of Target Companies, and the Purchase shall have the right to claim against the Shareholders of Target Companies under such circumstance.

Article 5 Arrangements after Execution Date

5.1	Unless for purpose of completion of the Transaction under this Agreement, the Shareholders of Target Companies shall (and shall cause their respective directors, representatives and other senior managers to) comply with the following undertakings:

5.1.1	manage the Group Companies in due course and fulfill the obligation of integrity and diligence, and shall not take any actions to harm the interests of the Group Companies or derogate the value of the Group Companies;

5.1.2	shall not directly transfer or donate the assets of the Group Companies to any third party by any means, and guarantee that the Purchaser (or the person designated by Purchaser) can take over the daily business operation and management of the Group Companies during the Transition Period;

5.1.3	shall not waive any creditor’s rights entitled by Group Companies, or create any liability on the assets of the Group Companies, or provide any guarantee for benefit of third party by Group Companies’ properties.

5.2	During the Transition Period, the Group Companies shall operate business in the ordinary course and maintain financial books and records in a customary and lawful manner in accordance consistent with past practice, and in compliance with laws and regulations as applicable to its property, assets or business, and shall notify the Purchaser of any event, facts, conditions, changes or other circumstances that would cause or may cause material adverse changes to the status of Group Companies or have material adverse effects on the Transaction.

5.3	The Shareholders of Target Companies and the Target Companies shall take all necessary actions to cooperate with the Purchaser for completion of the Transaction, including but not limited execution of relevant documents.

5.4	The Group Companies shall complete the adjustment of the management structure as required by Purchaser and comply with the Purchaser’s internal rules, including but not limited to, the approval of the annual budget and business plan, large expenditures and disposal of substantial assets, borrowings and guarantees, and related-parties transactions.

Article 6 Effectiveness

This Agreement shall become effective upon all parties’ execution by its authorized representative or with chop (if applicable).

Article 7 Representations and Warranties

7.1	As of the Closing Date, each of the Target Companies and the Shareholders of Target Companies hereby severally and jointly represents and warrants to the Purchaser that:

7.1.1	It is a legally established and existing entity with capacity and abilities to conclude and perform all obligations and responsibilities under this Agreement. Each Target Company has completed its internal process and approval procedures (including but not limited to adoption of the resolution of the shareholders and/or the Board of Directors, if applicable) in connection with the execution and performance of this Agreement. This Agreement shall be legally and effectively binding upon its entry into force.

7.1.2	its execution of this Agreement will not conflict with its charter documents and any agreements binding to it.

7.1.3	In respect of the registered capital of Guangju Dingfei, RMB8.5 million has been fully paid, and as for such paid-up registered capital, there is no false capital contribution or capital withdrawal by its shareholder. The Shareholders of Target Companies legally own the equity of the Target Companies, and there is no mortgages, pledges, proxy holdings, share trusts or any other rights that affect the disposal of the equity interest held by the Shareholders of Target Companies in the Target Companies.

7.1.4	There is no litigation, dispute, administrative investigation or judicial proceedings against it, resulting in the potential risks and adverse effect to the Shareholders of Target Companies and Target Companies, such as the freezing and compulsory transfer against the Target Shares, and there is no current or potential events which has caused or will cause frozen or compulsory transfer of the assets or property of the Group Companies.

7.1.5	Each Group Company holds or owns all assets (including intellectual property), property (including intangible assets), facilities, services, and related contractual rights and third-party authorizations required and necessary for its business operations, and has legal and full ownership of assets in its name and such assets or any rights and interests relating to them are not subject to any collateral, pledge or third party’s claim to assets under the company’s name or have obtained the consent of such rights holders to such assets.

7.1.6	Each Group Company operates its business in compliance with any applicable laws, including payment of taxes. The information and documents provided to the purchaser is true, authentic, complete and effective and has not been deliberately concealed. Each Group Company complies in all respects with other applicable laws, regulations, regulations and orders of all governmental, administrative, supervisory bodies to which it is bound, including, but not limited to, its lawful and effective holding of all licenses, qualifications, approvals and registrations necessary for its business operation.

7.1.7	it has provided and disclosed to the Purchaser all the information related to its assets, financial status and any other documents as required by Purchaser, (including but not limited to the balance sheet and profit and loss statement, the “Financial Statements”), and guarantee that such information and documents shall be true, complete and accurate, without holding any information which will affect Purchaser’s decision to execute or perform this Agreement. Each of the Target Companies and the Shareholders of Target Companies further confirms and warrants that: (1) except for the indebtedness already covered in the Financial Statements, the Group Company does not have any other debts or similar liabilities, unless otherwise disclosed in writing by the Target Companies and as confirmed by the Purchaser; (2) the Group Company shall have collected all the account receivables incurred before the Closing Date within 24 months following the Closing Date, and as for other non-operating debts or similar liabilities (including but not limited to loans extended by the Group Companies to the Shareholders of Target Companies), the Group Companies shall have been fully repaid before the Closing Date or otherwise settled in a manner agreed by the Purchaser.

7.1.8	there is no litigation, investigation or procedure that may have a material adverse effect on its business, operations, properties, assets, financial status or prospects when it is known to have an impact on it; has resulted in its business, operation, property, assets, financial status, and shall notify the Purchaser immediately after occurrence of such events.

7.1.9	any Group Company’s patents, trademarks, copyrights, domain names and other intellectual property rights are legal owned by such Group Company and shall continue to be valid and effective, without any defects, disputes or third-party claims.

7.1.10	The Group Companies have provided all relevant material contracts as required by the Purchaser, including but not limited to agreements significant to the business operation, and undertake that: (1) such major contracts are still valid and enforceable as of the Closing Date; (2) no party to such contract has breached the contract or has intention to terminate the contract; (3) the completion of the Transaction hereunder will not need to obtain consent from the other party to contract, nor will it cause an early termination of the contract or acceleration of or increasing burden of the Group Company’s obligations under such material contract.

7.1.11	The Target Companies and the Shareholders of Target Companies shall strictly perform and implement provisions under this Agreement to complete the Transaction, such that the Purchaser can acquire the Target Shares, unless due to other party’s breach or force majeure;

7.1.12	The Shareholders of Target Companies shall be responsible for all legal, tax, debt, guarantee, and economic disputes with respect to Group Companies incurred prior to the completion of this Transaction (or which events occurred after the Closing Date, but the fact was caused and generated by the Group Companies prior to the Closing Date). The Shareholders of Target Companies shall indemnify and hold harmless for Purchaser against such loss or damages thereto.

7.2	The Purchaser represents and warrants that:

7.2.1	it has all the necessary rights and abilities to enter into and perform all obligations and responsibilities under this Agreement;

7.2.2	it is binding to obligations and responsibilities under this Agreement.

7.3	Each party warrants that it shall indemnify the other party in full for any loss caused to the other party by the untrue or material omission of such representations, undertakings and warranties and other written undertakings made by such party.

Article 8 Confidentiality

8.1	The scope of confidentiality described in this Agreement includes all matters described in this Agreement and confidential information known on the matter.

8.2	After the signing of this Agreement, any party and the recipient of confidential information shall guarantee that:

8.2.1	keep the information confidential and shall not disclose the contents of this Agreement;

8.2.2	except for the prior written consent of the confidential information provider or the circumstances specified in Article 8.3, no confidential information will be disclosed to any third party;

8.2.3	except for performance of this Agreement, no confidential information will be used for other purposes.

8.3	The obligations set forth in Article 8.2 of This Agreement do not apply to any of the following circumstances:

8.3.1	Confidential information known to the public not due to the recipient’s reasons at any time after the signing of this Agreement;

8.3.2	When relevant laws, administrative regulations, normative documents and relevant government and industry authorities require disclosure, including but not limited to the external announcements made by the Purchaser to meet the needs of the listed regulatory authorities and institutions;

8.3.3	Confidential information legally obtained by the recipient from a third party after the signing of this Agreement;

8.3.4	For the execution of this Agreement, the recipient may reasonably disclose appropriate confidential information to its employees, professional consultants or agents as necessary, provided that the recipient ensures and induces its employees to comply with the confidentiality obligations set out in Article 8.2.

8.4	If for any reason the matters agreed to in This Agreement are not completed, the Parties agree to return all the materials and information provided by the other party to the provider as soon as possible.

Article 9 Force Majeure Event

9.1	In the event of an event of force majeure that directly affects the performance of this Agreement or the conditions agreed upon in this Agreement cannot be fulfilled, the party that has an force majeure event shall immediately notify the other party of the event by fax or other reasonable means, and shall, within thirty 30 days of the date of the event of the force majeure, provide details of documents that cannot perform or need to be extended to perform this Agreement, which shall be issued by a notary institution in the area where the force majeure event occurred.

9.2	No party shall have the right to claim compensation from the other party for the damage caused by the force majeure event.

Article 10 Liability of Breach

10.1	After execution of this Agreement, except for force majeure, any party’s failure to perform or fail to promptly or improperly perform any of its obligations under this Agreement, or breach of any statement or guarantee made under this Agreement, shall constitute its breach of contract, shall be liable for breach of contract in accordance with the provisions of this Agreement or applicable laws.

10.2	After execution of this Agreement, if the Purchaser discovers that the assets and liabilities of any Target Company are significantly different from the circumstances disclosed by it, or if the Target Company has any illegal and illegal activities, as well as major litigation, arbitration and other disputes, resulting in economic losses suffered by the Purchaser, the Shareholders of Target Companies shall compensate the Purchaser for the losses accordingly.

10.3	The Shareholders of Target Companies shall be responsible for any liabilities and/or contingent liabilities of the Group Companies existed prior to the Execution Date which is not disclosed by the Target Companies, including such liabilities arising from their violation of the representations and warranties in Article 7.1.7, such as uncollected accounts receivable and shareholders’ loans.

10.4	As to such liabilities and/or contingent liabilities of the Group Companies disclosed by the Target Companies prior to the Execution Date,

10.4.1	if the accounts receivables or any third-paid credit rights entitled by the Group Companies before the Closing Date have not recovered or paid within twenty-four (24) months following the Closing Date, the Purchaser shall have the right to require the Shareholders of Target Companies to pay such unrecovered amounts to the Purchase or the Target Companies within thirty (30) days thereafter;

10.4.2	if the Shareholders of Target Companies (including their affiliated parties) fail to repay all debts and loans (including principal and accrued interest) to the Group Companies before the Closing Date, the Purchaser shall have the right to deduct the amount of such debts and loans from the Cash Consideration.

10.5	the Shareholders of Target Companies shall take responsibility for such liabilities and fully compensate the Purchaser within [30] days after such liabilities are determined.

10.6	Any party shall be liable for its breach of contract and shall compensate the other party for all losses caused by it. Such losses include but not limited to auditing fees, evaluation fees, financial consulting fees, attorney fees, and travel expenses incurred by other party for the matters concerned. For the avoidance of doubt, the Shareholders of Target Company and the Target Company shall be jointly and severally liable for their breach of this Agreement.

Article 11 Governing Law and Dispute Resolution

11.1	The conclusion, validity, interpretation, execution and dispute resolution of this Agreement are governed by PRC law.

11.2	Where all disputes arising out of or relating to the execution of this Agreement shall be resolved by friendly negotiation. If the settlement cannot be negotiated, the Parties to this Agreement irrevocably agree to submit the dispute to the Beijing Arbitration Commission for arbitration in accordance with the arbitration rules then effective. The arbitral award is final and binding on all Parties.

11.3	During the period of arbitration, all Parties shall continue to perform all other obligations under This Agreement except for the disputed matters or obligations submitted to the arbitration.

Article 12 Other Matters

The Parties agree that they will use their best efforts in accordance with the principle of good faith to complete any actions required to make this Agreement effective as soon as possible, including but not limited to signing or urging a third party to sign any documents or applications, or obtaining any relevant approval, consent or permission, or completion of any relevant registration and filing. The Parties further agree that after the signing of This Agreement, the Parties can reach a supplementary agreement on matters not covered in This Agreement. If the supplementary agreement is inconsistent with this Agreement, the supplementary agreement shall prevail. The supplementary agreement constitutes an integral part of this Agreement.

Article 13 Modification and Termination

13.1	This Agreement can be amended or terminated upon consensus of all Parties. The modification, termination or cancellation of this Agreement shall be in written form, subject to approval form authorities as applicable.

13.2	The Parties agree that if the Transaction has not been completed within six (6) months following the Execution Date not due to any party’s breach of this Agreement, unless otherwise decided by the Purchaser to extend such term by delivery of a (10) business days prior written notice to other Parties, then any party shall have the right to terminate this Agreement.

13.3	If this Agreement is terminated or the Transaction is cancelled, the Parties shall take all necessary methods to restore the original status.

Article 14 Severability

14.1	All the attachments of this Agreement are an integral part of this Agreement and have the same legal effect.

14.2	If there is a conflict or inconsistency between the attachment to this Agreement, this Agreement shall prevail.

14.3	This Agreement is written in Chinese, with multiple copies of originals, any of which shall have the same legal effect.

Article 15 Miscellaneous

15.1	Any party shall send a notice related to this Agreement to the other party in written form, and shall be sent by hand, fax, telex or post; if the notice is delivered by hand, it shall be sent when it reaches the registered address of the other party. If it is sent by fax or telex, the sender will be deemed to have been served after receiving the response code; if it is sent by post, the delivery date will be five (5) business days after the date of delivery.

15.2	Any amendment to this Agreement shall take effect only with the consent of the Parties and the signing of written documents, and any modifications and supplements shall be an integral part of This Agreement.

15.3	The failure or delay by any party in the exercise and/or enjoyment of its rights and/or interests under This Agreement shall not be construed as a waiver of those rights and/or interests, and the exercise of such rights and/or interests shall not impede the future exercise of such rights and/or interests.

[signature pages to follow]

(Signature Page to Equity Acquisition Framework Agreement)

Purchaser:

Scienjoy Holding Corporation

Signature:	/s/ Xiaowu He
Name:	Xiaowu He
Title:	CEO

(Signature Page to Equity Acquisition Framework Agreement)

Target Companies:.

Sciscape International Limited

(遠景蔚來國際有限公司)

Signature:	/s/ Sheng Hou
Name:	Sheng Hou
Title:	Director

Tianjin Guangju Dingfei Technology Co., Ltd.

(天津光聚鼎沸科技有限公司) (Seal).

Signature:	/s/ Sheng Hou
Name:	Sheng Hou
Title:	Executive Director

(Signature Page to Equity Acquisition Framework Agreement)

Shareholders of Target Companies:

Cosmic Soar Limited

(宇翔有限公司)

Signature:	/s/ Sheng Hou
Name:	Sheng Hou
Title:	Director

Tianjin Guangju Dingsheng Technology Co., Ltd.

(天津光聚鼎晟科技有限公司) (Seal).

Signature:	/s/ Sheng Hou
Name:	Sheng Hou
Title:	Executive Director